Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

FIRST QUARTER FFO OF $2.03 PER SHARE

First Quarter Highlights

•                  Increased first quarter FFO to $2.03 per share (diluted) from $1.08 during the first quarter of 2006, an increase of 88.0%.

•                  Net income available to common stockholders in the first quarter of 2007 totaled $2.53 per share (diluted).

•                  Closed on acquisition of Reckson Associates Realty Corp. for approximately $4.0 billion, net of the assets sold to RexCorp. for approximately $2.0 billion.

•                  Closed on the sale of One Park for $550.0 million and realized a $77.2 million incentive distribution and gain on sale of approximately $31.5 million.

•                  Issued $750.0 million of 3.0% exchangeable senior notes due 2027.  The initial exchange price represents a 25% premium to the closing price of our common stock on March 20, 2007 of $138.64.

•                  Increased average Manhattan office starting rents by 37.0% over previously fully escalated rents reflecting continued growth in rents for Manhattan office leases signed during the first quarter.  Increased average Suburban office starting rents by 11.2% over previously fully escalated rents for Suburban office leases signed during the first quarter.

•                  Recognized combined same-store GAAP NOI growth of 5.8% during the first quarter.

•                  Acquired 331 Madison Avenue and 48 East 43rd Street for approximately $73.0 million.

•                  Entered into an agreement to sell 125 Broad Street for $273.0 million and in a related transaction agreed to acquire 500 West Putnam Avenue, Greenwich, CT for $56.0 million.

•                  Closed on the sale of 70 West 36th Street for $61.5 million, recognizing a gain of approximately $47.2 million.

•                  Closed on the acquisitions of 300 Main Street, Stamford, CT, and 399 Knollwood Road, White Plains, NY, for approximately $46.6 million.

•                  Signed 57 Manhattan leases totaling 409,748 square feet during the first quarter.

•                  Finished the quarter at 97.3% occupancy for the Manhattan portfolio.

•                  Repaid and terminated $325.0 million unsecured term loan and announced our intention to redeem $200 million of senior unsecured notes assumed in connection with the Reckson transaction.  These redemptions and repayments included one time charges of approximately $4.1 million for exit fees, make-whole provisions and the write off of deferred financing costs.

•                  Implemented a $300.0 million stock repurchase plan and acquired 16,000 shares of its common stock in April 2007 at an average share price of $132.48.

•                  Originated $448.3 million of structured finance investments during the quarter, including $351.9 million originated and assumed in connection with the Reckson acquisition, $200.0 million of which was subsequently syndicated.

•                  Received $11.3 million in dividends and fees from our investment in, and management arrangements with, Gramercy, including a $2.8 million incentive fee earned during the quarter.

•                  Entered into 9 new employment agreements to upgrade the organizational structure, to reflect the Company’s recent growth, reward accomplishments of its leadership team and retain the team that has achieved industry leading results.  The first quarter includes a one time charge associated with the contracts of approximately $13.0 million.

Summary

New York, NY, April 23, 2007 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $123.7 million, or $2.03 per share, for the first quarter ended March 31, 2007, an 88.0% increase over the same quarter in 2006.  The 2007 results include an incentive distribution of $77.2 million from the sale of One Park Avenue.

Net income available to common stockholders totaled $147.4 million, or $2.53 per share, for the first quarter, an increase of $123.7 million over the respective period in 2006.  The first quarter 2007 results include gains on sale of $1.29 per share compared to no gain on sale in 2006.

All per share amounts are presented on a diluted basis.

Operating and Leasing Activity

For the first quarter of 2007, the Company reported revenues and EBITDA of $295.8 million and $182.8 million, respectively, increases of $179.4 million, or 154.2%, and $119.9 million, or 190.5%, respectively, over the same period in 2006, largely due to strong leasing activity at 673 First Avenue, 28 West 44th Street and 1372 Broadway as well as 2007 acquisitions, including the Reckson acquisition.  Same-store GAAP NOI on a combined basis increased by 5.8% for the first quarter when compared to the same quarter in 2006, with the wholly-owned properties increasing 7.9% to $51.0 million during the first quarter and the joint venture properties increasing 2.4% to $30.6 million.

Average starting Manhattan office rents of $57.84 per rentable square foot for the first quarter represented a 37.0% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio increased from 97.0% at December 31, 2006 to 97.3% at March 31, 2007.  During the quarter, the Company signed 57 leases for the Manhattan portfolio totaling 409,748 square feet, with 45 leases and 330,972 square feet representing office leases.

Average starting Suburban office rents of $30.35 per rentable square foot for the first quarter represented an 11.2% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio increased from 92.1% at acquisition on January 25, 2007 to 92.7% at March 31, 2007.  During the quarter, the Company signed 24 leases for the Suburban portfolio totaling 139,828 square feet, with 22 leases and 139,503 square feet representing office leases.

Significant leasing activities during the first quarter included:

-                    Expansion with The Millwork Trading Co. Ltd. for approximately 70,538 square feet at 1372 Broadway.

-                    Early renewal with Hess Corporation for approximately 53,522 square feet at 1185 Avenue of the Americas.

-                    Additional expansion with New York Presbyterian Hospital for approximately 48,896 square feet at 673 First Avenue.

-                    Early renewal with Progressive Plan Administrators, Inc., Inc. for approximately 29,291 square feet at 470 Park Avenue South.

-                    Expansion with Skadden Arps Slate Meagher & Flom LLP for approximately 15,418 square feet at 360 Hamilton Avenue, White Plains.

-                    Early renewal and expansion with Oppenheimer & Co. for approximately 16,111 square feet at 750 Washington Avenue, Stamford.

-                    New lease with Garrison Investment Group for approximately 13,927 square feet at 1350 Avenue of the Americas.

-                    New lease with Morgan Stanley for approximately 12,135 square feet at 4 Landmark Square, Stamford.

We have not yet obtained all the information necessary to finalize our estimates to complete the purchase price allocations related to the Reckson acquisition under SFAS 141, “Business Combinations.” The purchase price allocations will be finalized once the information we identified has been received, which should not be longer than one year from the date of acquisition.

Real Estate Investment Activity

During the first quarter of 2007, the Company announced/closed investments totaling approximately $4.1 billion.

Investment activity announced during the first quarter included:

-                    In January 2007, we acquired Reckson Associates Realty Corp. for approximately $6.0 billion, inclusive of transaction costs.  Simultaneously, we sold approximately $2.0 billion of the Reckson assets to an asset purchasing venture which includes certain former members of Reckson’s senior management.  The transaction includes the acquisition of 30 properties encompassing approximately 9.2 million square feet, of which five properties encompassing approximately 4.2 million square feet are located in New York City.  In connection with the acquisition, we issued approximately 9.0 million shares of our common stock, closed on $298.0 million of new mortgage financing and a $500.0 million term loan, and assumed approximately $226.3 million of mortgage debt, approximately $967.8 million of public unsecured notes and approximately $287.5 million of public convertible debt.  In connection with the Reckson acquisition, we made loans totaling $215.0 million to the asset purchasing venture.  In March 2007, we sold $200.0 million of these loans.

-                    In March 2007, a joint venture between our company, SITQ Immobilier, a subsidiary of Caisse de depot et placement du Quebec, and SEB Immobilier — Investment GmbH sold One Park Avenue for $550.0 million. We received approximately $109.0 million in proceeds from the sale, approximately $77.2 million of which represented an incentive distribution under our joint venture arrangement with SEB.

-                    In March 2007, the Company sold 70 West 36th Street for $61.5 million. The Company recognized a gain of approximately $47.2 million on the sale.

-                    In April 2007, SL Green completed the acquisition of 331 Madison Avenue and 48 East 43rd Street for a total of $73.0 million. Both 331 Madison Avenue and 48 East 43rd Street are located adjacent to 317 Madison Avenue, a property that SL Green acquired in 2001. 331 Madison Avenue is an approximately 92,000-square foot, 14-story office building. The 22,850-square-foot 48 East 43rd Street property is a seven-story loft building that was later converted to office use.

-                    In March 2007, SL Green announced that it had entered into an agreement to sell its condominium interests at 125 Broad Street in downtown Manhattan to Mack-Cali Realty Corporation.  In a related transaction, SL Green agreed to acquire an office property located at 500 West Putnam Avenue in Greenwich, Connecticut from Mack-Cali. The two transactions, which are subject to customary closing conditions, are expected to close during the second quarter of 2007. The condominium units at 125 Broad Street are being sold for a total of $273.0 million. The Greenwich property, a four-story, 121,500-square-foot office building, is being purchased by SL Green for $56.0 million.

-                    In January 2007, we acquired 300 Main Street in Stamford, Connecticut and 399 Knollwood Road in White Plains, New York for approximately $46.6 million, inclusive of 50,000 square feet of garage parking at 300 Main Street, from affiliates of RPW Group.

Financing and Capital Activity

In January 2007, we exercised the accordion feature in our unsecured revolving line of credit. As a result, the capacity under the unsecured revolver increased by $300.0 million to $800.0 million.

On January 29, 2007, we completed a refinancing of the first mortgage loan on 485 Lexington Avenue for $450.0 million.  The ten-year interest only mortgage has an effective interest rate of 5.566%. The mortgage matures in February 2017.

In March 2007, SL Green issued $750.0 million of 3.00% Exchangeable Senior Notes which are due in 2027. The Notes were offered in accordance with Rule 144A under the Securities Act of 1933, as amended. The Notes will pay interest semi-annually at a rate of 3.00% per annum and mature on March 30, 2027. The Notes will have an initial exchange rate representing an exchange price that is at a 25.0% premium to the last reported sale price of the Company’s common stock on March 20, 2007. The net proceeds from the offering were approximately $736.0 million, after deducting estimated fees and expenses.  The proceeds of the offering were used to repay certain of the Company’s existing indebtedness, make investments in additional properties, make open market purchases of the Company’s common stock and for general corporate purposes.

The Board of Directors of the Company approved a stock purchase plan under which the Company can buy up to $300.0 million of its common stock. This plan will expire on December 31, 2008. In April, 2007, the Company bought approximately 16,000 shares of its common stock at an average share price of $132.48.

In March 2007, we repaid and terminated our $325.0 million term facility that was scheduled to mature in August 2009. In connection with the repayment, the Company realized a one time expense of $3.1 million for exit fees and the write-off of unamortized deferred financing costs.

On March 23, 2007, provided notice to the holders of our $150.0 million, 7.20% Senior Unsecured Notes due 2007 and our $50.0 million 6.00% Notes due 2007 notifying the holders of such notes that we were exercising rights under the governing documents of the notes to redeem each series of notes in full.  The redemption of notes is expected to occur in April 2007.

Structured Finance Activity

The Company’s structured finance investments totaled $688.3 million on March 31, 2007, an increase of approximately $243.3 million over the balance at December 31, 2006. The structured finance investments currently have a weighted average maturity of 6.4 years.  The weighted average yield for the quarter ended March 31, 2007 was 9.98%, compared to a yield of 10.3% for the quarter ended March 31, 2006.

During the first quarter 2007, the Company originated $448.3 million of structured finance investments comprised of the following: $136.9 million assumed in connection with the Reckson merger, which yield approximately 13.0%, $215.0 million to fund RexCorp’s acquisition of its assets which yield approximately 6.3%, and $96.4 million of other mezzanine investments which yield approximately 10.4%.

Investment In Gramercy Capital Corp.

At March 31, 2007, the book value of the Company’s investment in Gramercy totaled $119.3 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $7.7 million for the quarter ended March 31, 2007, including an incentive fee of $2.8 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $4.9 million for the quarter ended March 31, 2007, compared to $3.2 million for the same period in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended March 31, 2007, the Company’s MG&A includes approximately $2.4 million of costs associated with Gramercy.

Dividends

During the first quarter of 2007, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-                    $0.70 per share of common stock. Dividends were paid on April 12, 2007 to stockholders of record on the close of business on March 30, 2007.

-                    $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period January 15, 2007 through and including April 14, 2007. Distributions were made on April 12, 2007 to stockholders of record on the close of business on March 30, 2007. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, April, 24 2007 at 2:00 p.m. EDT to discuss first quarter financial results. The conference call may be accessed by dialing (800) 901-5259 Domestic or (617) 786-4514 International, SL Green is the passcode. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com. The Supplemental Package outlining first quarter 2007 financial results will be available prior to the quarterly conference call on the Company’s web site.

A replay of the call will be available through Tuesday, May 1, 2007 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 93027870.

Supplemental Information

The Supplemental Package outlining first quarter 2007 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 9 and 11 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.
STATEMENTS OF OPERATIONS-UNAUDITED
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenue:
Rental revenue, net	$155,553	$79,090
Escalations & reimbursement revenues	28,612	13,927
Preferred equity and investment income	21,709	13,479
Other income	89,897	9,870
Total revenues	295,771	116,366

Equity in net income from unconsolidated joint ventures	9,354	9,968

Expenses:
Operating expenses	49,572	27,795
Ground rent	7,265	4,921
Real estate taxes	31,229	17,708
Marketing, general and administrative	34,247	12,986
Total expenses	122,313	63,410

Earnings Before Interest, Depreciation and Amortization (EBITDA)	182,812	62,924
Interest expense	57,591	17,491
Amortization of deferred financing costs	3,301	714
Depreciation and amortization	37,991	15,636
Net income from Continuing Operations	83,929	29,083
Income from Discontinued Operations, net of minority interests	526	1,659
Equity in net gain on sale of interest in unconsolidated joint venture	31,509	—
Gain on sale of real estate	47,229	—
Minority interests	(10,797)	(2,041)
Preferred stock dividends	(4,969)	(4,969)
Net income available to common shareholders	$147,427	$23,732

Net income per share (Basic)	$2.60	$0.55
Net income per share (Diluted)	$2.53	$0.54

Funds From Operations (FFO)
FFO per share (Basic)	$2.09	$1.11
FFO per share (Diluted)	$2.03	$1.08

FFO Calculation:
Net income from continuing operations	$83,929	$29,083
Add:
Depreciation and amortization	37,991	15,636
FFO from Discontinued Operations	1,179	2,895
FFO adjustment for Joint Ventures	5,822	7,980
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)
Depreciation of non-real estate assets	(236)	(267)
FFO before minority interests – BASIC and DILUTED	$123,716	$50,358

Basic ownership interest
Weighted average REIT common shares for net income per share	56,649	42,858
Weighted average partnership units held by minority interests	2,652	2,311
Basic weighted average shares and units outstanding for FFO per share	59,301	45,169
Diluted ownership interest
Weighted average REIT common share and common share equivalents	58,278	44,297
Weighted average partnership units held by minority interests	2,652	2,311
Diluted weighted average shares and units outstanding	60,930	46,608

SL GREEN REALTY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,235,607	$39,986
Buildings and improvements	4,930,419	2,111,970
Building leasehold and improvements	1,093,514	490,995
Property under capital lease	12,208	12,208
	7,271,748	3,055,159
Less accumulated depreciation	(297,365)	(279,436)
	6,974,383	2,775,723
Assets held for sale	96,101	—
Cash and cash equivalents	499,728	117,178
Restricted cash	128,223	252,272
Tenant and other receivables, net of allowance of $12,114 and $11,079 in 2007 and 2006, respectively	53,040	34,483
Related party receivables	14,938	7,195
Deferred rents receivable, net of allowance of $12,756 and $10,925 in 2007 and 2006, respectively	103,267	96,624
Structured finance investments, net of discount of $14,542 and $14,804 in 2007 and 2006, respectively	688,303	445,026
Investments in unconsolidated joint ventures	743,978	686,069
Deferred costs, net	116,760	97,850
Other assets	207,064	119,807
Total assets	$9,625,785	$4,632,227

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,156,575	$1,190,379
Revolving credit facility	—	—
Term loans and unsecured notes	2,692,730	525,000
Accrued interest and other liabilities	36,784	10,008
Accounts payable and accrued expenses	169,736	138,181
Deferred revenue/gain	44,082	43,721
Capitalized lease obligation	16,430	16,394
Deferred land lease payable	17,095	16,938
Dividend and distributions payable	47,427	40,917
Security deposits	39,103	27,913
Liabilities related to Assets held for sale	74,636	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,394,598	2,109,451
Commitments and contingencies		—
Minority interest in other partnerships	580,424	56,162
Minority interest in operating partnership	75,996	71,731
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 59,182 and 49,840 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	592	498
Additional paid - in capital	2,886,092	1,809,893
Accumulated other comprehensive income	11,568	13,971
Retained earnings	428,213	322,219
Total stockholders’ equity	3,574,767	2,394,883
Total liabilities and stockholders’ equity	$9,625,785	$4,632,227

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2007	2006
Manhattan Operating Data: (1)

Net rentable area at end of period (in 000’s)	22,112	18,620
Portfolio percentage leased at end of period	97.3%	95.2%
Same-Store percentage leased at end of period	97.6%	96.3%
Number of properties in operation	31	29

Office square feet leased during quarter (rentable)	330,972	539,399
Average mark-to-market percentage-office	37.0%	16.7%
Average starting cash rent per rentable square foot-office	$57.84	$37.74

(1)             Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Earnings before interest, depreciation and amortization (EBITDA):	$182,812	$62,924
Add:
Marketing, general & administrative expense	34,247	12,986
Operating income from discontinued operations	2,505	4,255
Less:
Non-building revenue	107,766	18,869
Equity in net income from joint ventures	9,354	9,968
GAAP net operating income (GAAP NOI)	102,444	51,328

Less:
Operating income from discontinued operations	(2,505	(4,255
GAAP NOI from other properties/affiliates	(48,905	266
Same-Store GAAP NOI	$51,034	$47,299

*                    See page 9 for a reconciliation of FFO and EBITDA to net income.